Santander Central Hispano

ACUERDO DE TERMINOS Y CONDICIONES DE EMPLEO

PARA EL PUESTO DE DIRECTOR DE BANCA MAYORISTA

EI presente acuerdo de empleo para el puesto de Director de Banca Mayorista es efectivo hay 14 de octubre de 2002. Las partes que suscriben el presente Acuerdo o Contrato son Banco Santander Puerto Rico, (en adelante el "Banco" o "Santander") y el Sr. Carlos M. García (en adelante el "Director").

1. Términos y condiciones

EI Director dedicara todo su esfuerzo y el tiempo necesario para conseguir los objetivos establecidos por el Banco y desempeñara los deberes indicados en la Descripción de Puesto (Anejo A). Estos deberes pueden variar siempre y cuando el supervisor o a quien reporte el Director así 1o disponga y conforme alas necesidades operacionales y de negocio del Banco. Los objetivos y metas del puesto que ocupara se entregaran durante la primera semana de empleo por el Supervisor Inmediato. EI Director deberá cumplir con estas metas y objetivos. EI Director se compromete a cumplir cabal mente con la normativa, procedimientos y políticas del Banco

EI Banco ha confiado en la veracidad de la información y datos suministrados por el Director en la solicitud de empleo y otros formularios de ingreso y este podrá ser despedido en cualquier momento de constatarse que ha omitido y/o suministrado información incompleta y/o falsa en los formularios.

EI Banco se reserva el derecho de modificar las funciones, condiciones y términos de empleo aquí expresados según surjan las necesidades de la institución excepto por los términos y condiciones de compensación descritos en el Anejo B dichos cambios serán notificados por escrito al Director, para que este pueda cumplir can los nuevas requerimientos

2. Compensación y Beneficios

Efectivo a la fecha de este contrato el Banco compensara al Director con un salario bruto anual según se estipula en el Anejo B EI Director no habrá de participar en los planes de beneficios establecidos por el Banco para sus empleados, pero continuara participando en los planes de beneficios establecidos por Santander Securities, sujeto a 1o establecido en cada plan. EI Director puede optar en cualquier momento por terminar su participación en los planes de beneficios de Santander Securities e ingresar en los planes de beneficios establecidos por el Banco para un empleado del rango del Director. EI Director disfrutara del Bono de Navidad al cumplir can los parámetros de ley y que la Junta de Directores 1o autorice anualmente También participara del Programa de Compensación Variable, establecido para el puesto, siempre y cuando cumpla con todos los objetivos y metas establecidos para el puesto y sea un empleado activo al momento de la otorgación EI Director tendrá garantizado las bonificaciones indicadas en el Anejo B con relación al Programa de Compensación Variable sujeto a estar empleado con el Banco en el momento de otorgación.

Los pagos mencionados en el inciso de Compensación, Salarios y Beneficios estarán sujetos alas deducciones legales pertinentes bajo los estatutos federales y locales aplicables.

3. Secretos de Negocio

Durante el transcurso de su empleo el Director tendrá acceso a documentos confidenciales, información de listados de clientes, prospectos clientes, estrategias de mercadeo, y otro tipo de política y material que constituye para el Banco información relacionada y para el negocio, la cual para todos los efectos constituye información confidencial. La información confidencial del Banco es propiedad de la Institución. EI Director no puede divulgar directa o indirectamente dicha información, excepto que la necesidad del negocio así 1o requiera y para esto deberá ser autorizado por el Supervisor (a) Inmediato. Si renuncia o termina la relación de empleo requerimos de usted una absoluta protección de la información confidencial y privilegiada del negocio, incluyendo abstenerse a divulgar a utilizar la misma para beneficia propio, su nuevo patrono a terceras personas. Esta información incluye, pero sin limitarse, a secretas de negocio, información propiedad del Banco, afiliadas y subsidiarias, asuntos confidenciales, metodología operacional, listas de clientes o de clientes potenciales, relaciones de negocio, productos bancarios, estrategias, tácticas, planes de negocios, base de datos, desarrollo de programas, información financiera, estados de situación, balances de cuentas, márgenes de ganancias, tenencia de acciones, estudios económicos, estudios de mercado, estrategias de mercadeo y otros de similar naturaleza

Si el Director viola alguna de las disposiciones antes mencionada, de no divulgación o utilización de información confidencial, el Banco tendrá el derecho a solicitar un "injunction" o entredicho (permanente o preliminar) para que el Director cese y desista de la practica y se abstenga de incurrir en la conducta antes mencionada. Los remedios de los que dispondrá el Banco en esta situación, podrán incluir desde violación de contrato, así como resarcimiento en danos u otros

4. Terminación

Las partes acuerdan que este contrato puede terminarse por cualesquiera de las partes. En el caso del Banco, el Contrato se podrá dar por terminado por o sin causa justificada. En el caso de que termine la relación sin causa justificada, se indemnizara al Director la indemnización que establece la Ley 80 de 30 de mayo de 1976, según enmendada, o la cantidad de $ 250,000,10 que sea mayor.

Se entiende que será "justa causa" el incumplimiento por parte del Director de los términos y condiciones de este Contrato, incluyendo, sin limitarse, a que el Director no cumpla diligente y eficazmente con las normas, políticas, directrices y objetivos del Banco; el actuar negligentemente; o violación a una ley; deshonestidad; incompetencia; violación a deberes fiduciarios; indisciplina; razones de similar gravedad o naturaleza; o alguna otra razón o circunstancia comprendida dentro del concepto de "justa causa", según definido por la Ley Num. 80 de 30 de mayo de 1976, según enmendada; o cuando la determinación obedece a una orden de una autoridad federal o estatal competente,

EI empleado podrá dar por terminado este Contrato mediante notificación y escrito verbal al Banco, con por 1o menos 30 días de anticipación. 5. Totalidad de los acuerdos este contrato contiene todos los acuerdos entre las partes y el mismo no podrá ser modificado, enmendado o alterado, a no ser que este por escrito y se suscriba por las partes aquí comparecientes

6. Ley aplicable

EI presente contrato se regirá por las leyes del Estado Libre Asociado de Puerto Rico.

7. Separabilidad

En la eventualidad de que cualquier parte, condición o disposición de este contrato, sea declarada nula e ineficaz en derecho por cualquier tribunal competente, dicha determinación no afectara la validez de las demás disposiciones de este contrato, las cuales continuaran en plena vigor. Así mismo, las partes consienten a que un tribunal competente modifique, altere, enmiende o interprete cualquier parte de este contrato viciada de nulidad de tal modo que elimine aquella parte de la disposición particular.

8. Aceptación

Las partes aceptan que el presente contrato contiene todos los acuerdos entre ellos y 1o firman libre y voluntariamente.

DADO, en San Juan, Puerto Rico el14 de octubre de 2002.

By:/s/ Ivonna J. Pacheco Pérez

Directora de Recursos Humanos

By:/s/ Sr. Carlos M. García

Director

Anejo A –DESCRIPCION DEL PUESTO

Anejo B –COMPENSACION

Salario básico:

14 de octubre de 2002 al 31 de diciembre de 2003	$150,000
1 de enero de 2004 al 31 de diciembre de 2004	$250,000

Bonificación:

EI Director recibirá un bono mínimo garantizado, según se detalla a continuación como participación en el Plan de Compensación Variable:

Año 2003	$100,000
Año 2004	$200,000

Las bonificaciones serán pagaderas en a antes del 31 de enero del año siguiente,

Membresia social:

Se le pagara la membresia anual del club social Hyatt Dorado Beach.